Exhibit 99.1

Joint Press Release

FOR IMMEDIATE RELEASE

TOWNEBANK AND VILLAGE BANK AND TRUST FINANCIAL CORP. ANNOUNCE AGREEMENT TO MERGE

Suffolk, Va. and Midlothian, Va. (September 24, 2024) – Hampton Roads based TowneBank (NASDAQ: TOWN) and Village Bank and Trust Financial Corp. (NASDAQCM: VBFC) (“Village”), the parent company of Village Bank, today announced the signing of a definitive agreement and plan of reorganization pursuant to which TowneBank will acquire Village and Village Bank. The proposed transaction will enhance TowneBank’s continued and growing presence in the Richmond MSA while providing opportunity for diverse revenue synergies with Towne Financial Services Group and strategic capital deployment.

“Our TowneBank family is humbled and excited to partner with Village Bank and its team members,” said G. Robert Aston, Jr., Executive Chairman of TowneBank. “We believe our partnership can bring additional products and expanded services to the clients of Village Bank while meaningfully enhancing our Richmond presence, which is core to our franchise and future growth.”

“We’re excited to partner with TowneBank,” said Jay Hendricks, President and Chief Executive Officer of Village. “This merger is not just a business decision but a strategic move to enhance the value we deliver to our customers. This partnership will give us the ability to continue to meet our customers’ banking needs with greater resources and products while providing increased opportunities for our employees.”

Based on financials reported as of June 30, 2024, the combined companies would have total assets of $17.8 billion, loans of $12.1 billion and deposits of $14.9 billion. Under the terms of the agreement, shareholders of Village will receive $80.25 per share in cash for each share of Village outstanding common stock. This corresponds to an aggregate transaction value of approximately $120.0 million, based on Village common stock currently outstanding.

TowneBank expects the transaction to be approximately 6% accretive to earnings per share with fully phased-in cost savings on a GAAP basis.

In consideration of the transaction, extensive due diligence was performed by the management teams of TowneBank and Village. The definitive agreement was approved by the boards of directors of TowneBank and Village. The transaction is expected to close in the first half of 2025 and is subject to customary conditions, including regulatory approval, as well as the approval of Village’s shareholders.

Piper Sandler & Co. served as the financial advisor and Troutman Pepper Hamilton Sanders LLP served as legal counsel to TowneBank in the transaction. Janney Montgomery Scott served as the financial advisor and Williams Mullen served as legal counsel to Village in the transaction.

About TowneBank:

Founded in 1999, TowneBank is a company built on relationships, offering a full range of banking and other financial services, with a focus of serving others and enriching lives. Dedicated to a culture of caring, Towne values all employees and members by embracing their diverse talents, perspectives, and experiences.

Today, the bank operates over 50 banking offices throughout Hampton Roads and Central Virginia, as well as Northeastern and Central North Carolina – serving as a local leader in promoting the social, cultural, and economic growth in each community. TowneBank offers a competitive array of business and personal banking solutions, delivered with only the highest ethical standards. Experienced local bankers providing a higher level of expertise and personal attention with local decision-making are key to the TowneBank strategy. TowneBank has grown its capabilities beyond banking to provide expertise through its controlled divisions and subsidiaries that include Towne Wealth Management, Towne Insurance Agency, Towne Benefits, TowneBank Mortgage, TowneBank Commercial Mortgage, Berkshire Hathaway HomeServices Towne Realty, Towne 1031 Exchange, LLC, and Towne Vacations. With total assets of $17.1 billion as of June 30, 2024, TowneBank is one of the largest banks headquartered in Virginia.

About Village Bank and Trust Financial Corp.

Headquartered in Midlothian, Virginia, Village Bank and Trust Financial Corp. is the holding company for Village Bank. Village Bank was founded in 1999 and operates nine branch offices serving the greater Richmond Metropolitan area and Williamsburg, Virginia. Village Bank and Trust Financial Corp. had total assets of $747.7 million as of June 30, 2024. Additional information is available at the company’s website, http://www.villagebank.com.

Media contact:

G. Robert Aston, Jr., Executive Chairman, TowneBank, 757-638-6780

William I. Foster III, Chief Executive Officer, TowneBank, 757-417-6482

James E. Hendricks Jr., Chief Executive Officer, Village Bank and Trust Financial Corp., 804-419-1253

Investor contact:

William B. Littreal, Chief Financial Officer, TowneBank, 757-638-6813

Deborah M. Golding, Vice President, Village Bank and Trust Financial Corp., 804-897-3900

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the beliefs, expectations, or opinions of TowneBank and Village and their respective management teams regarding future events, many of which, by their nature, are inherently uncertain and beyond the control of TowneBank and Village. Forward-looking statements may be identified by the use of such words as: “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional terms, such as “will,” “would,” “should,” “could,” “may,”

“likely,” “probably,” or “possibly.” These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management, including statements about (i) the benefits of the transaction, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the transaction and (ii) TowneBank’s and Village’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. In addition, these forward-looking statements are subject to various risks, uncertainties, estimates and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Although TowneBank’s and Village’s respective management teams believe that estimates and assumptions on which forward-looking statements are based are reasonable, such estimates and assumptions are inherently uncertain. As a result, actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the business of Village and Village Bank may not be successfully integrated into TowneBank, or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the transaction, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the regulatory approvals required for the transaction may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of Village may fail to approve the transaction; (6) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which TowneBank and Village are engaged; (7) competitive pressures in the banking industry that may increase significantly; (8) changes in the interest rate environment that may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; (9) an unforeseen outflow of cash or deposits or an inability to access the capital markets, which could jeopardize TowneBank’s or Village’s overall liquidity or capitalization; (10) changes in the creditworthiness of customers and the possible impairment of the collectability of loans; (11) insufficiency of TowneBank’s or Village’s allowance for credit losses due to market conditions, inflation, changing interest rates or other factors; (12) adverse developments in the financial industry generally, such as the recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; (13) general economic conditions, either nationally or regionally, that may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (14) weather-related or natural disasters, acts of war or terrorism, or public health events (such as the COVID-19 pandemic); (15) changes in the legislative or regulatory environment, including changes in accounting standards and tax laws, that may adversely affect TowneBank’s or Village’s businesses; (16) cybersecurity threats or attacks, whether directed at us or at vendors or other third parties with which we interact, the implementation of new technologies, and the ability to develop and maintain reliable electronic systems; (17) competitors may have greater financial resources and develop products that enable them to compete more successfully; (18) changes in business conditions; (19) changes in the securities market; and (20) changes in the local economies with regard to TowneBank’s and Village’s respective market areas.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in TowneBank’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Federal Deposit Corporation (“FDIC”) and Village’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (“SEC”). TowneBank and Village undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

This press release does not constitute a solicitation of any vote or approval. Village will deliver a definitive proxy statement to its shareholders seeking approval of the transaction and related matters. In addition, each of TowneBank and Village may file other relevant documents concerning the proposed transaction with the FDIC and SEC.

Investors, TowneBank shareholders and Village shareholders are strongly urged to read the definitive proxy statement regarding the proposed transaction when it becomes available and other relevant documents filed with the FDIC and SEC, as well as any amendments or supplements to those documents, because they will contain important information about TowneBank, Village and the proposed transaction. Free copies of the definitive proxy statement, as well as other filings containing information about Village, may be obtained after their filing at the SEC’s website (http://www.sec.gov). In addition, free copies of the definitive proxy statement, when available, also may be obtained by directing a request by telephone or mail to Village Bank and Trust Financial Corp., 13319 Midlothian Turnpike, Midlothian, Virginia 23113, Attention: Investor Relations (telephone: (804) 897-3900), or by accessing Village’s website at https://www.villagebank.com under “About Us—Investor Relations.” The documents described above also may be obtained by directing a request by telephone or mail to TowneBank, 6001 Harbour View Boulevard, Suffolk, Virginia 23425, Attention: Investor Relations (telephone: (757) 638-6794), or by accessing TowneBank’s website at https://townebank.com under “Investor Relations.” The information on TowneBank’s and Village’s websites is not, and shall not be deemed to be, a part of this presentation or incorporated into other filings either company makes with the FDIC or SEC.

TowneBank, Village, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Village in connection with the proposed transaction. Information about the directors and executive officers of Village and other persons who may be deemed participants in the solicitation, including their interests in the transaction, will be included in the proxy statement when it becomes available. Information about TowneBank’s directors and executive officers can be found in TowneBank’s definitive proxy statement in connection with its 2024 annual meeting of shareholders, filed with the FDIC on April 11, 2024. Additional information about the Village’s directors and executive officers can be found in Village’s definitive proxy statement in connection with its 2024 annual meeting of shareholders filed with the SEC on April 9, 2024. Free copies of each document may be obtained as described in the preceding paragraph.